Exhibit 99.1

Contact: Jerald L. Shaw, President Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP
REPORTS FOURTH QUARTER AND FISCAL 2013 FINANCIAL RESULTS

Lacey, WA (July 30, 2013) - Anchor Bancorp (NASDAQ: - ANCB) (“Company”), the holding company for Anchor Bank (“Bank”), today reported a net loss of $812,000 or $0.33 per diluted share, for the fourth quarter of its fiscal year ended June 30, 2013 compared to a net loss of $314,000 or $0.13 per diluted share for the same period last year.  For the fiscal year ended June 30, 2013 the Company reported a net loss of $255,000 or $0.10 per diluted share compared to a net loss of $1.7 million or $0.70 per diluted share for the fiscal year ended June 30, 2012.

“Our year-over-year operating results improved as a result of our continued commitment to improving our credit quality.  Through our focused efforts on managing our problem assets, nonperforming loans decreased $2.6 million and total classified assets decreased $15.5 million from June 30, 2012 to June 30, 2013.  As a result of these declines, we were able to reduce our general loan loss provision by $2.0 million. In addition, our total noninterest expense decreased $2.6 million from last year as real estate owned related expenses decreased significantly and our operating efficiencies benefited from last year's core system conversion", stated Jerald L. Shaw, the Company's President and Chief Executive Officer.

Fiscal Fourth Quarter Highlights (at or for the period ended June 30, 2013, compared to March 31, 2013, or June 30, 2012):

•	Total classified loans decreased $15.5 million or 47.3% to $17.3 million at June 30, 2013 from $32.8 million at June 30, 2012 and were $30.4 million at March 31, 2013;
•	Total delinquent loans (past due 30 days or more) decreased $4.0 million or 28.2% to $10.2 million at June 30, 2013 from $14.2 million at June 30, 2012;
•	Total nonperforming loans decreased by $2.6 million or 29.9% to $6.2 million at June 30, 2013 from $8.7 million at June 30, 2012; and
•	No provision for loan losses was recorded for the quarter ended June 30, 2013 compared to $1.4 million for the quarter ended June 30, 2012.

Credit Quality

Total delinquent loans (past due 30 days or more), decreased $4.0 million, or 28.2% to $10.2 million at June 30, 2013 from $14.2 million at June 30, 2012.  The ratio of nonperforming loans, which includes nonaccrual loans and loans which are 90 days or more past due and still accruing interest, to total loans decreased to 2.2% at June 30, 2013 from 3.0% at June 30, 2012.  The Company recorded no provision for loan losses for the current quarter compared to $1.4 million for the quarter ended June 30, 2012 reflecting the improvement in our asset quality. The allowance for loan losses of $5.1 million at June 30, 2013 represented 1.8% of loans receivable and 83.6% of nonperforming loans.

Anchor Bancorp
July 30, 2013

Nonperforming loans decreased by $871,000 to $6.2 million at June 30, 2013 from $7.0 million at March 31, 2013, $9.1 million at December 31, 2012 and $8.7 million at June 30, 2012.  Nonperforming loans consisted of the following at the dates indicated:

	June 30, 2013	March 31, 2013	December 31, 2012	June 30, 2012

	(In thousands)
Real estate:
One-to-four family	$4,758	$4,743	$2,116	$1,878
Commercial	—	—	5,516	—
Construction	—	—	—	3,369
Land	734	788	73	109
Total real estate	5,492	5,531	7,705	5,356
Consumer:
Home equity	428	241	247	159
Automobile	2	51	53	66
Credit cards	18	—	19	16
Other	—	—	—	1
Total consumer	448	292	319	242
Business:
Commercial business	219	1,207	1,085	3,124
Total	$6,159	$7,030	$9,109	$8,722

We have restructured our delinquent one-to-four family loans when feasible so our borrowers can continue to make payments while minimizing the Company's potential loss.  As of June 30, 2013, March 31, 2013, and June 30, 2012 there were 48, 42, and 30 loans, respectively, with aggregate net principal balances of $17.5 million, $16.4 million, and $15.1 million, respectively, that we have identified as “troubled debt restructures.”  At June 30, 2013, March 31, 2013, and June 30, 2012 there were $3.6 million, $4.3 million, and $1.2 million, respectively, of “troubled debt restructures” included in the nonperforming loans above.

As of June 30, 2013, the Company had 21 properties in real estate owned (“REO”) with an aggregate book value of $6.2 million compared to 71 properties with an aggregate book value of  $6.7 million at June 30, 2012, and 31 properties in REO with an aggregate book value of $7.0 million at March 31, 2013.  The decrease in number of properties during the year ended June 30, 2013 was primarily attributable to ongoing sales of residential properties.  During the quarter ended June 30, 2013, the Company sold 11 residential building lots, three residential real estate properties and two commercial real estate properties all located in Washington State for an aggregate gain of $21,000.  Our largest REO property at June 30, 2013 had an aggregate book value of $3.4 million and consisted of a commercial real estate property located in Pierce County, Washington.  At June 30, 2013, the Company owned 12 one-to-four family residential properties with an aggregate book value of $2.1 million, four residential building lots with an aggregate book value of $179,000, one vacant land parcel with a book value of $10,000, and four parcels of commercial real estate with an aggregate book value of $3.9 million. Our REO is located in Pierce County, southwest Washington and the greater Portland area of northwest Oregon, with 16 of the parcels in Washington and the remaining five in Oregon.

Anchor Bancorp
July 30, 2013

Capital

As of June 30, 2013, the Bank exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 11.4%, 16.7% and 18.0%, respectively. As of June 30, 2012, these ratios were 10.9%, 17.0%, and 18.2%, respectively.

Anchor Bancorp exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 11.7%, 17.2%, and 18.4% as of June 30, 2013. As of June 30, 2012, these ratios were 11.3%, 17.5% and 18.8%, respectively.

Balance Sheet Review

Total assets decreased by $18.6 million, or 4.0%, to $452.2 million at June 30, 2013 from $470.8 million at June 30, 2012.   Cash and due from banks decreased $13.3 million or 16.9% and loans receivable, net, decreased $10.3 million, or 3.6% since June 30, 2012. Securities available-for-sale decreased $409,000, or 0.8% and securities held-to-maturity increased $3.1 million, or 43.4% from June 30, 2012 as we reinvested excess liquidity into securities yielding a higher rate than obtained from our cash deposits in other banks.

Mortgage-backed securities available-for-sale decreased slightly by $209,000 or 0.4% to $46.9 million at June 30, 2013 from $47.1 million at June 30, 2012. The decrease in this portfolio was primarily the result of purchases of 13 mortgage-backed securities totaling $19.6 million, contractual principal repayments of $18.7 million, and the sale of four mortgage-backed securities totaling $1.0 million. Mortgage-backed securities held-to-maturity increased $3.1 million or 44.4% to $10.2 million at June 30, 2013 from $7.0 million at June 30, 2012.   The increase in this portfolio was primarily the result of purchases of four mortgage-backed securities totaling $5.8 million and contractual principal repayments of $2.6 million.

Loans receivable, net, decreased $10.3 million or 3.6% to $277.5 million at June 30, 2013 from $287.8 million at June 30, 2012 as a result of normal principal reductions, transfers to REO and loan charge-offs exceeding new loan production.  Commercial real estate loans increased $9.6 million or 9.8% to $106.9 million from $97.3 million at June 30, 2012 and one-to-four family loans decreased $8.8 million or 10.6% to $73.9 million from $82.7 million during the same period.  The balance of construction and land loans declined to $11.0 million at June 30, 2013 compared to $13.8 million at June 30, 2012.  Consumer loans decreased $7.8 million or 18.2% to $35.1 million from June 30, 2012 as consumers continue to reduce debt and demand for consumer loans has been modest during the current economic uncertainty.

Anchor Bancorp
July 30, 2013

Loans receivable consisted of the following at the dates indicated:

	June 30, 2013	March 31, 2013	June 30, 2012
	(In thousands)
Real Estate:
One-to-four family	$73,901	$75,620	$82,709
Multi-family	38,425	40,076	42,032
Commercial	106,859	111,246	97,306
Construction	5,641	4,487	6,696
Land loans	5,330	5,028	7,062
Total real estate	230,156	236,457	235,805

Consumer:
Home equity	25,835	26,869	31,504
Credit cards	4,741	4,769	5,180
Automobile	1,850	2,084	3,342
Other consumer	2,723	2,569	2,968
Total consumer	35,149	36,291	42,994

Business:
Commercial business	18,211	17,659	16,618

Total Loans	283,516	290,407	295,417

Less:
Deferred loan fees	915	918	605
Allowance for loan losses	5,147	5,315	7,057
Loans receivable, net	$277,454	$284,174	$287,755

Total liabilities decreased $17.0 million between June 30, 2013 and June 30, 2012, primarily as the result of a $17.2 million or 5.0% decrease in deposits.  Our core deposits, which consist of all deposits other than certificates of deposit increased by $4.3 million or 2.5% to $178.9 million from $174.6 million at June 30, 2012.

Anchor Bancorp
July 30, 2013

Deposits consisted of the following at the dates indicated:

	June 30, 2013		March 31, 2013		June 30, 2012
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Noninterest-bearing demand deposits	$39,713	12.1%	$40,020	11.9%	$37,941	11.0%
Interest-bearing demand deposits	20,067	6.1	19,717	5.9	16,434	4.8
Savings deposits	36,518	11.1	38,174	11.4	36,475	10.5
Money market accounts	82,603	25.1	86,166	25.6	83,750	24.2
Certificates of deposit	149,683	45.6	151,894	45.2	171,198	49.5
Total deposits	$328,584	100.0%	$335,971	100.0%	$345,798	100.0%

FHLB advances remained unchanged at $64.9 million at both June 30, 2013 and June 30, 2012.

Total stockholders' equity decreased $1.6 million or 3.1% to $52.4 million at June 30, 2013 from $54.0 million at June 30, 2012. The decrease was primarily due to the increase in accumulated other comprehensive loss of $1.5 million related to our unrealized losses on securities available-for-sale.  Accumulated other comprehensive loss was $1.5 million at June 30, 2013 as compared to an accumulated other comprehensive loss of $25,000 at June 30, 2012.

Operating Results

Anchor Bancorp had a net loss of $812,000 or $0.33 per diluted share, for the fourth quarter of the fiscal year ended June 30, 2013 compared to a net loss of $314,000 or $0.13 per diluted share for the same period in 2012. For the year ended June 30, 2013, the net loss was $255,000 or $0.10 per diluted share compared to a net loss of $1.7 million or $0.70 per diluted share for the comparable period in 2012.

Net interest income. Net interest income before the provision for loan losses decreased $947,000, or 23.0%, to $3.2 million for the quarter ended June 30, 2013 from $4.1 million for the quarter ended June 30, 2012.  For the year ended June 30, 2013, net interest income before the provision for loan losses decreased $1.4 million or 8.6% to $15.0 million from $16.4 million for fiscal 2012. Average loans receivable, net, for the quarter ended June 30, 2013 decreased $15.2 million or 5.0% to $288.2 million from $303.4 million for the quarter ended June 30, 2012.  For the year ended June 30, 2013, average loans receivable, net, decreased $26.1 million or 8.2% to $292.3 million from $318.4 million for the year ended June 30, 2012.

The Company's net interest margin decreased 77 basis points to 2.99% for the fourth quarter ended June 30, 2013 from 3.76% for the comparable period in 2012.  The yield on mortgage-backed securities decreased to 0.64% from 3.61% for the same period in the prior year. The average yield on interest-earning assets decreased 100 basis points or 19.9% to 4.03% from 5.03% for the quarters ended June 30, 2013 and 2012.  The average cost of interest-bearing liabilities decreased 24 basis points to 1.23% for the fourth quarter ended June 30, 2013 compared to 1.47% for the same period in the prior year. For the year ended June 30, 2013, the Company's net interest margin decreased 17 basis points to 3.48% compared to 3.65% for the year ended June 30, 2012.  The average yield on interest-earning assets decreased 43 basis points to 4.58% for the year ended June 30, 2013 compared to 5.01% for the same period in the prior year. The average cost of interest-bearing liabilities decreased 28 basis points to 1.30% for the year ended June 30, 2013 compared to 1.58% for the same period of the prior year.  All of these declines reflect the low interest rate environment that has persisted throughout the year.

Provision for loan losses. In connection with its analysis of the loan portfolio at June 30, 2013, management determined that no provision for loan losses was required for the quarter ended June 30, 2013 compared to a provision for loan losses of $1.4 million for the same period of the prior year.  The provision for loan losses decreased by $2.0 million to $750,000 for the year ended June 30, 2013 from $2.7 million for the same period last year, reflecting the decline in the amount of our nonperforming loans during this period, in particular, our higher risk nonperforming construction loans which decreased from $3.4 million at June 30, 2012 to none at June 30, 2013.

Anchor Bancorp
July 30, 2013

Noninterest income. Noninterest income decreased $254,000, or 18.1%, to $1.1 million for the quarter ended June 30, 2013 compared to $1.4 million for the same quarter a year ago. The decrease in noninterest income was primarily attributable to the $228,000 or 96.2% decrease in gain on sales of loans during the quarter which declined from $237,000 for the quarter ended June 30, 2012 as refinancing activity has recently slowed.  Noninterest income decreased $1.8 million or 26.2% to $4.9 million during the year ended June 30, 2013 compared to $6.7 million for the same period in 2012 primarily due to a $1.5 million decline in gain on sales of investments and a $432,000 decline in deposit service fees partially offset by a $185,000 increase in gain on sales of loans.  The increase in the gain on sale of loans was the result of a $22.6 million of loans sold into the secondary market during the year ended June 30, 2013 compared to $20.6 million last year, which was attributable to increased demand for one-to-four family loans as a result of strong refinancing activity during fiscal 2013.

Noninterest expense. Noninterest expense increased $732,000, or 16.7%, to $5.1 million for the quarter ended June 30, 2013 from $4.4 million for the quarter ended June 30, 2012. The increase was primarily due to expenses related to information technology increasing $948,000 or 234.1% to $543,000 from $(405,000).  Noninterest expense during the fourth quarter of 2012 benefited from credit adjustments received from our core processing provider after our core system conversion. REO holding costs expense decreased $97,000 or 56.1% to $76,000 from $173,000 during the quarter ended June 30, 2013 compared to June 30, 2012, reflecting the decrease in the number of our REO properties.  Due to the closure of one leased property branch in June 2013, there was an aggregate increase of $29,000 in loss on sale of premises and equipment, and occupancy and equipment expenses. Noninterest expense decreased $2.6 million or 12.0% in the year ended June 30, 2013 to $19.4 million from $22.0 million for the year ended June 30, 2012.  The decrease was primarily due to a decrease in REO impairment expense of $1.0 million as compared to the same period in 2012, reflecting the stabilization in the real estate market and the decrease in information technology expenses of $610,000 which was related to costs incurred for last year's core system conversion.

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 11 full-service banking offices (including two Wal-Mart store locations) within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, Washington.  In addition we have one loan production office located in Grays Harbor County.  The Company's common stock is traded on the NASDAQ Global Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks (“Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute additional enforcement actions against the Company or the Bank, to take additional corrective action and refrain from unsafe and unsound practices, which may also require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions including; the requirements and restrictions that have been imposed  under the Supervisory Directive the Bank entered into with the FDIC and the Washington DFI and the possibility that noncompliance by the Bank could result in the imposition of additional requirements or restrictions; our ability to attract and retain deposits; increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans

Anchor Bancorp
July 30, 2013

on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretations of regulatory capital or the other rules, including changes related to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed in our Form 10-K and other reports filed with the Securities and Exchange Commission. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

Anchor Bancorp
July 30, 2013

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands), (unaudited)	June 30, 2013	March 31, 2013	June 30, 2012
ASSETS
Cash and due from banks	$65,353	$63,740	$78,673
Securities available-for-sale, at fair value	48,308	54,610	48,717
Securities held-to-maturity, at amortized cost	10,295	11,221	7,179
Loans held for sale	222	64	312
Loans receivable, net of allowance for loan losses of $5,147, $5,315 and $7,057	277,454	284,174	287,755
Life insurance investment, net of surrender charges	18,879	18,730	18,257
Accrued interest receivable	1,583	1,967	1,532
Real estate owned, net	6,212	6,987	6,708
Federal Home Loan Bank (FHLB) stock, at cost	6,278	6,336	6,510
Property, premises and equipment, net	11,394	11,511	12,213
Deferred tax asset, net	555	752	555
Prepaid expenses and other assets	5,646	1,345	2,404
Total assets	$452,179	$461,437	$470,815
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$39,713	$40,020	$37,941
Interest-bearing	288,871	295,951	307,857
Total deposits	328,584	335,971	345,798

FHLB advances	64,900	64,900	64,900
Advance payments by borrowers for taxes and insurance	791	1,414	562
Supplemental Executive Retirement Plan liability	1,703	1,642	1,764
Accounts payable and other liabilities	3,833	3,245	3,767
Total liabilities	399,811	407,172	416,791

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value per share authorized 5,000,000 shares; no shares issued or outstanding	—	—	—
Common stock, $.01 par value per share, authorized 45,000,000 shares; 2,550,000 shares issued at June 30, 2013, March 31, 2013 and June 30, 2012 and 2,464,433, 2,462,733 and 2,457,633 shares outstanding at June 30, 2013, March 31, 2013 and June 30, 2012, respectively	25	25	25
Additional paid-in capital	23,229	23,218	23,202
Retained earnings, substantially restricted	31,491	32,304	31,746
Unearned Employee Stock Ownership Plan (ESOP) shares	(856)	(873)	(924)
Accumulated other comprehensive loss, net of tax	(1,521)	(409)	(25)
Total stockholders’ equity	52,368	54,265	54,024
Total liabilities and stockholders’ equity	$452,179	$461,437	$470,815

Anchor Bancorp
July 30, 2013

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share data) (unaudited)	Three Months Ended June 30,		Year Ended June 30,
	2013	2012	2013	2012
Interest income:
Loans receivable, including fees	$4,106	$4,922	$18,040	$20,187
Securities	59	66	242	311
Mortgage-backed securities	98	508	1,445	1,966
Total interest income	4,263	5,496	19,727	22,464
Interest expense:
Deposits	788	1,069	3,522	4,718
FHLB advances	310	315	1,242	1,372
Total interest expense	1,098	1,384	4,764	6,090
Net interest income before provision for loan losses	3,165	4,112	14,963	16,374
Provision for loan losses	—	1,435	750	2,735
Net interest income after provision for loan losses	3,165	2,677	14,213	13,639
Noninterest income
Deposit service fees	355	421	1,468	1,900
Other deposit fees	198	173	863	798
Gain on sale of investments	70	49	70	1,536
Loans fees	167	209	712	955
Gain on sale of loans	9	237	444	259
Other income	347	311	1,367	1,226
Total noninterest income	1,146	1,400	4,924	6,674
Noninterest expense
Compensation and benefits	2,040	2,177	8,441	8,447
General and administrative expenses	795	763	3,277	3,644
Real estate owned impairment	686	619	1,487	2,494
Real estate owned holding costs	76	173	496	862
Federal Deposit Insurance Corporation (FDIC) insurance premiums	163	260	651	1,016
Information technology	543	(405)	1,661	2,271
Occupancy and equipment	488	639	2,182	2,192
Deposit services	152	267	651	771
Marketing	179	152	584	653
Loss on sale of property, premises and equipment	22	21	56	129
Gain on sale of real estate owned	(21)	(275)	(94)	(454)
Total noninterest expense	5,123	4,391	19,392	22,025
Loss before provision for income taxes	(812)	(314)	(255)	(1,712)
Provision for income taxes	—	—	—	—
Net loss	$(812)	$(314)	$(255)	$(1,712)
Basic loss per share	$(0.33)	$(0.13)	$(0.10)	$(0.70)
Diluted loss per share	$(0.33)	$(0.13)	$(0.10)	$(0.70)

Anchor Bancorp
July 30, 2013

	As of or For the Quarter Ended (unaudited)
	June 30, 2013	March 31, 2013	December 31, 2012	June 30, 2012
	(Dollars in thousands)
SELECTED PERFORMANCE RATIOS
Return (loss) on average assets (1)	(0.71)%	0.05%	0.19%	(0.07)%
Return (loss) on average equity (2)	(6.26)	0.42	1.72	(0.58)
Average equity-to-average assets (3)	11.34	11.21	11.24	11.35
Interest rate spread(4)	2.80	3.54	3.35	3.56
Net interest margin (5)	2.99	3.72	3.54	3.76
Efficiency ratio (6)	118.8	94.5	91.3	79.7
Average interest-earning assets to average interest-bearing liabilities	118.4	117.2	116.8	115.8
Other operating expenses as a percent of average total assets	4.5	4.1	4.0	3.7

CAPITAL RATIOS (Anchor Bank)
Tier 1 leverage	11.4	11.4	11.4	10.9
Tier 1 risk-based	16.7	16.9	16.8	17.0
Total risk-based	18.0	18.2	18.1	18.2

ASSET QUALITY
Nonaccrual and 90 days or more past due loans as a percent of total loans	2.2	2.4	3.1	3.0
Allowance for loan losses as a percent of total loans	1.8	1.8	1.8	2.4
Allowance as a percent of total nonperforming loans	83.6	75.6	56.6	80.9
Nonperforming assets as a percent of total assets	2.7	3.0	3.6	3.3
Net charge-offs to average outstanding loans	0.06	0.02	0.6	0.1
Classified loans	$17,290	$30,410	$25,408	$32,787
_____________________
(1)	Net income (loss) divided by average total assets, annualized.
(2)	Net income (loss) divided by average equity, annualized.
(3)	Average equity divided by average total assets.
(4)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5)	Net interest income as a percentage of average interest-earning assets.
(6)	Noninterest expense divided by the sum of net interest income and noninterest income.